Exhibit 99.1
Sabine Royalty Trust
News Release
SABINE ROYALTY TRUST ANNOUNCES
MONTHLY CASH DISTRIBUTION FOR JUNE
     Dallas, Texas, June 3, 2008 — U.S. Trust, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.48540 per unit, payable on June 30, 2008, to unit holders of record on June 16, 2008.
     This distribution reflects primarily the oil production for March 2008 and the gas production for February 2008. Preliminary production volumes are approximately 35,232 barrels of oil and 486,734 Mcf of gas. Preliminary prices are approximately $104.35 per barrel of oil and $8.56 per Mcf of gas. The table below compares this month’s production and prices to the previous months:

	Net to Trust Sales
	Volumes		Average Price
	Oil	Gas	Oil	Gas
	(Bbls)	(Mcf)	(per Bbl)	(per Mcf)
Current Month	35,232	486,734	$104.35	$8.56
Prior Month	45,808	499,704	$95.42	$7.19
     Due to the timing of the end of the month of May, approximately $123,000 of revenue received will be posted in the following month of June in addition to normal receipts during June. Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt. Since the close of business in May and prior to this press release, approximately $1,710,000 in revenue has been received. For the latest financial reports on Sabine Royalty Trust, please visit our website at http://www.sbr-sabineroyalty.com/.
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management Toll Free Number: 1.800.365.6541